Exhibit 15.1

To the Board of Directors of

Nam Tai Property Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos.333-213392 and 333-219551 on Form S-8 and Registration Statement No. 333-233200 on Form F-3 of our reports relating to the consolidated financial statements and the financial statement schedules in Schedule 1 of Nam Tai Property Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 20, 2020, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2019.

/s/ Moore Stephens CPA Limited

Moore Stephens CPA Limited
Hong Kong
March 23, 2020